Exhibit 99.1

Contacts Media: Sue Ann Pentecost +1 919 456 5890 sueann.pentecost@ppdi.com Analysts/Investors: Luke Heagle +1 910 558 7585 luke.heagle@ppdi.com

FOR IMMEDIATE RELEASE

PPD and Janssen Pharmaceutica Collaborate to Develop Compounds for

Treatment of Irritable Bowel Syndrome and Bacterial Infections

Compounds show promise in early clinical studies

WILMINGTON, N.C. (November 16, 2009) – PPD, Inc. (Nasdaq: PPDI) today announced it has entered an agreement with Janssen Pharmaceutica N.V. to develop and commercialize two Phase II-ready therapeutic compounds, one to treat diarrhea-predominant irritable bowel syndrome (IBS-d) and the other to treat complicated skin and skin structure and respiratory infections.

Under two agreements, PPD in-licensed the two assets and will advance the compounds through Phase II development. At the completion of Phase II, Janssen will have the option to resume development and commercialization of each compound. In exchange, PPD may receive up to $330 million USD in clinical and sales milestones and royalties on sales of the compounds if approved for marketing. If Janssen does not buy back a program, PPD will have the option to continue developing and commercializing the compound for that program and Janssen may receive up to $250 million USD in clinical and sales milestones and royalties on sales of the compounds if approved for marketing.

“Our agreements with Janssen diversify and strengthen our compound partnering portfolio and may gain us entry into two large markets,” said Fred Eshelman, executive chairman of PPD. “The IBS-d market holds significant drug development potential because of the lack of approved products for this indication, and new antibiotics are needed to address increasing incidences of resistant strain bacterial infections.”

The IBS-d compound is a potential first-in-class locally active mu opioid receptor agonist and delta opioid receptor antagonist. According to a market report in Nature Reviews Drug Discovery (February 2006), IBS-d affects approximately 29 million Americans age 15 and older.

The anti-bacterial compound is a broad-spectrum fluoroquinolone potential antibiotic with activity against gram positive and gram negative bacteria and methicillin-resistant staph aureus (MRSA). It is being developed as both an oral and intravenous therapy to treat skin and respiratory infections. Bacterial infections are a major cause of morbidity and mortality, and antibiotic resistant infections have become a growing public health concern. More than 14 million ambulatory physician visits each year are related to skin and soft-tissue infections, and approximately 94,000 Americans developed serious MRSA infections in 2005, according to a recent study published in the Journal of the American Medical Association.

PPD is a leading global contract research organization providing discovery, development and post-approval services as well as compound partnering programs. Our clients and partners include pharmaceutical, biotechnology, medical device, academic and government organizations. With offices in 38 countries and more than 10,000 professionals worldwide, PPD applies innovative technologies, therapeutic expertise and a commitment to quality to help its clients and partners maximize returns on their R&D investments and accelerate the delivery of safe and effective therapeutics to patients. For more information, visit our Web site at www.ppdi.com.

Except for historical information, all of the statements, expectations and assumptions contained in this news release, including expectations and assumptions about the collaboration with Janssen Pharmaceutica N.V. and the promise and potential value of the compounds that are the subject of the collaboration, are forward-looking statements that involve a number of risks and uncertainties. Although PPD attempts to be accurate in making these forward-looking statements, it is possible that future circumstances might differ from the assumptions on which such statements are based. In addition, other important factors which could cause results to differ materially include the following: earnings dilution; risks associated with and dependence on collaborative relationships; risks associated with the development and commercialization of drugs, including drug failures and delays and obtaining required regulatory approvals; rapid technological advances that make our compounds less competitive; risks associated with acquisitions and investments, such as impairments; the ability to attract and retain key personnel; success in sales growth; loss of large contracts; increased cancellation rates; economic conditions and outsourcing trends in the pharmaceutical, biotechnology, medical device, academic and government industry segments; competition within the outsourcing industry; risks that we may not continue our dividend policy; and the other risk factors set forth from time to time in the SEC filings for PPD, copies of which are available free of charge upon request from the PPD investor relations department.

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